Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 16, 2021, except for the Share Split and Share Surrender described in Note 1.2.2 as to which the date is August 26, 2021, in the Registration Statement (Form F-1) and related Prospectus of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) dated 1 November 2021.

/s/Ernst & Young

Hong Kong

1 November 2021

A member firm of Ernst & Young Global Limited